EXHIBIT 10.2

AGREEMENT FOR PERFORMANCE SHARES
UNDER THE DEPARTMENT 56, INC. 2004 STOCK INCENTIVE PLAN

Grantee:	Performance Cycle:
Number of Performance Shares Granted:

Minimum Number of Performance Shares that may be earned:	% of number set forth above as granted
Threshold Number of Performance Shares that may be earned:	% of number set forth above as granted
Target Number of Performance Shares that may be earned:	% of number set forth above as granted
Maximum Number of Performance Shares that may be earned:	% of number set forth above as granted

Target Cumulative Operating Cash Flow at Performance Cycle End: $ (in thousands)
Threshold Cumulative Operating Cash Flow at Performance Cycle End: $ (in thousands)

1.                                       General.  Pursuant to Section 8 of the Company’s 2004 Stock Incentive Plan (the “Plan”) and subject to the terms of this Agreement and the Plan, the Company hereby grants to the Grantee an Other Stock-Based Award (the “Grant”) in the form of shares of Common Stock subject to the terms, conditions and limitations provided herein and in the Plan (each such share of Common Stock being a “Performance Share”).  The number of Performance Shares granted and which may be ultimately vested and earned is subject to adjustment for recapitalizations and other events as provided in Section 10 of the Plan.  Except as otherwise defined herein, capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.  For purposes of this Agreement, (a) the term “person” shall mean an individual, a corporation, a partnership, an association, a trust, a sole proprietorship, a limited liability company, or any other entity or organization, including a government or governmental agency, instrumentality, authority, commission or court, (b) the term “Affiliate” of the Company shall mean any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company and (b) the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any person, whether through the ownership of equity interests, by contract or otherwise.

2.                                       Vesting of Performance Shares.

2.1                                 Vesting and Earning.

(a) Subject to the provisions of this Agreement, the Plan and the specifications for the Grant adopted by the Committee (e.g., vesting percentage formula, and threshold, target and maximum number of Performance Shares that may be earned by the Grantee under this Grant), as of the last day of the Performance Cycle shown above (the “Performance Cycle”),  the Grantee may earn and become vested in a specific percentage of the Performance Shares covered by the Grant depending upon the extent to which Target Cumulative Operating Cash Flow at Performance Cycle End (the “Target Cumulative Operating Cash Flow”) as shown above is met as of such date. The determination as to what extent such performance objective is met shall be made with reference to the sum of the Company’s fiscal year-end “Operating Cash Flow” (as defined below)  for each of the fiscal years included in the Performance Cycle (such sum being “Actual Cumulative Operating Cash Flow at Performance Cycle End”).

(b) The number of Performance Shares actually earned and vested under this Grant shall be as follows:

• If Actual Cumulative Operating Cash Flow at Performance Cycle End equals or exceeds Target Cumulative Operating Cash Flow at Performance Cycle End, then the Target Number of Performance Shares shall have been earned by and vested in the Grantee.

• If Actual Cumulative Operating Cash Flow at Performance Cycle End equals Threshold Cumulative Operating Cash Flow at Performance Cycle End, then the Threshold Number of Performance Shares shall have been earned by and vested in the Grantee.

• If Actual Cumulative Operating Cash Flow at Performance Cycle End exceeds Threshold Cumulative Operating Cash Flow at Performance Cycle End but is less than Target Cumulative Operating Cash Flow at Performance Cycle End, then the number of Performance Shares determined by straightline interpolation between the Threshold Number of Performance Shares and the Target Number of Performance Shares shall then have been earned by and vested in the

Grantee. (Example: if Actual Cumulative Operating Cash Flow at Performance Cycle End is exactly at the midpoint between Threshold Cumulative Operating Cash Flow at Performance Cycle End and Target Cumulative Operating Cash Flow at Performance Cycle End, then the number of Performance Shares earned by and vested in the Grantee shall equal the sum of (x) the Threshold Number of Performance Shares and (y) one-half of ((i) the Target Number of Performance Shares minus (ii) the Threshold Number of Performance Shares).)

• If Actual Cumulative Operating Cash Flow at Performance Cycle End is less than Threshold Cumulative Operating Cash Flow at Performance Cycle End, then none of the Performance Shares shall have been earned by or vested in the Grantee.

(c) For these purposes, the term “Operating Cash Flow” shall mean “Net cash provided by operating activities” at fiscal year-end as reported in the Company’s audited consolidated statements of cash flows (subject to any adjustments for nonrecurring items as provided by the Committee’s Policy on the Impact of Nonrecurring Items on Incentive Payments). Since acquisitions are part of the Company’s business strategy, for these purposes any acquisition’s Operating Cash Flow is included in the determination of Cumulative Operating Cash Flow at Performance Cycle End only if the acquisition transaction is consummated prior to the beginning of the last fiscal year of the Performance Cycle and then, if such test is met, only to the extent that such acquisition generated Operating Cash Flow during the subsequent fiscal year(s) covered by the Performance Cycle.

2.2         Forfeiture of Unearned Grant. As soon as practicable following the determination of earning and vesting made in accordance with Section 2.1 hereof, all Performance Shares not so determined to have been earned by and vested in the Grantee shall be forfeited and transferred back to the Company.

2.3         Effect of Change in Control.  Notwithstanding anything contained in this Agreement to the contrary and unless otherwise provided in the Plan or another agreement between the Company and the Grantee, in the event of a Change in Control all Performance Shares shall vest in the Grantee on the following basis and subject to the following conditions:

(i)                                     If a Change in Control occurs prior to the last day of the Performance Cycle, the Grantee shall become vested in a number of Performance Shares hereunder determined as follows:

A.           First, the Company shall be deemed to have achieved (x) the Target Cumulative Operating Cash Flow at Performance Cycle End or (y) if the Change in Control occurs after the first quarter of the Performance Cycle, the Target Cumulative Operating Cash Flow at Performance Cycle End most recently projected by the Company prior to the Change in Control, in each case adjusted to exclude (1) all legal, accounting, investment banking and other costs and expenses incurred or projected by the Company in connection with, or in opposition to, the events resulting in the Change in Control and (2) the projected effect of the Change in Control upon such measurements.

B.             Next, the result obtained in Clause (A) of this Paragraph (i) is multiplied by a fraction, the numerator of which is the number of months of the Grantee’s continuous employment within the Performance Cycle prior to the Change in Control and the denominator of which is the number of months within the entire Performance Cycle.

(ii)                                  Distribution of the Grantee’s vested Performance Shares as determined in Paragraph (i) hereof shall be made as soon as practicable after the first occurrence of a Change in Control. Upon the making of any such distribution, this Grant and the underlying Performance Shares shall be deemed canceled and of no further force and effect.

3.                                       Certain Restrictions.

3.1                                 Non-transferability.  Until such time (the “Lapse Date”) as the Grantee is determined in accordance with Section 2. 1 hereof to have earned and become vested in any Performance Shares covered by this Grant, the Grantee shall not be entitled to transfer, sell, pledge, hypothecate or assign any Performance Shares (collectively, the “Transfer Restrictions”).  This Grant and the underlying Performance Shares shall not be transferable by the Grantee otherwise than by will or the laws of descent and distribution, or to his or her guardian, executor, administrator or other legal representative (each a “Legal Representative”) (all references herein to “Grantee” being deemed to include the Grantee’s Legal Representative, if any, unless the context otherwise requires). The terms of such Grant shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Grantee. The Grantee may designate in writing on forms prescribed by and filed with the Company a beneficiary or beneficiaries to receive any benefits payable after his or her death, and may at any time amend or revoke such designation. If no beneficiary designation is in effect at the time of the Grantee’s death, payments under this Agreement, if any, shall be made to his or her Legal Representative.

3.2                                 Employment Termination.  Except as may be agreed between the Committee and the Grantee or otherwise provided in the Plan or another agreement between the Company and the Grantee, if the Grantee shall no longer be employed by the Company or any of its Subsidiaries for any reason whatsoever prior to the end of the Performance Cycle (“Terminated” or a “Termination”), the Grantee shall forfeit any right or entitlement to or in the Grant and the underlying Performance Shares; provided, however, that if the Termination occurs six (6) months or more after the date this Grant was made but prior to the last day of the Performance Cycle due to the occurrence of the Grantee’s death, approved retirement, other approved separation from employment, or disability, the Grantee may become vested in a number of Performance Shares hereunder, the number being determined as follows: A. First, the number of Performance Shares which would have vested in the Grantee as of the last day of the Performance Cycle had the Grantee remained employed throughout such Performance Cycle shall be calculated upon completion of the Performance Cycle in accordance with Section 2.1 hereof. B. Next, the result obtained in Clause (A) of this Section 3.2 shall be multiplied by a fraction, the numerator of which is the number of months of such Grantee’s continuous employment within the Performance Cycle prior to Termination, and the denominator of which is the number of months within the entire Performance Cycle.

3.3                                 Shareholder Rights. Except as otherwise provided in this Agreement, the Grantee shall be entitled, at all times on and after the Grant Date, to exercise all rights of a shareholder with respect to the Performance Shares (whether or not the Transfer Restrictions thereon shall have lapsed), other than with respect to those Performance Shares which have been forfeited pursuant to Section 2.2 hereof, including the right to vote the Performance Shares and the right, subject to Section 3.4 hereof, to receive dividends thereon.

3.4                                 Dividends. All dividends declared and paid by the Company on Performance Shares shall be deferred in their distribution to the Grantee until the lapsing of the Transfer Restrictions pursuant to Sections 2.2 and 3.1.  The deferred dividends shall be held by the Company for the account of the Grantee until the Lapse Date, at which time the dividends, with no interest thereon, shall be paid to the Grantee or her/his estate, as the case may be.  To the proportion of any forfeiture of the Performance Shares pursuant to Section 2.2, any deferred dividends shall also be forfeited to the Company.

4.                                       Specific Performance; Governing Law.  The parties hereto acknowledge that there will be no adequate remedy at law for a violation of any of the provisions of this Agreement and that, in addition to any other remedies which may be available, all of the provisions of this Agreement shall be specifically enforceable in accordance with their respective terms. This Agreement shall be interpreted under the laws of the State of New York (except with respect to matters of employment law, which shall be interpreted under the laws of the State of Minnesota), entirely independent of the forum in which the Agreement or any part of it may come up for construction, interpretation or enforcement.

5.                                       Withholding.  Upon the vesting of any Performance Shares to the Grantee hereunder, the Grantee shall remit to the Company the full amount of any applicable Withholding Taxes.  The Company shall have the right to deduct from any distribution of cash to the Grantee any amount necessary in satisfaction of any applicable Withholding Taxes. The Committee may permit a Grantee to elect to satisfy Withholding Taxes relating to the earning and vesting of Performance Shares by having the Company withhold a sufficent number of Common Shares otherwise payable in respect of the earned and vested Performance Shares. Any Common Shares so withheld by the Company shall be valued at their per share “fair market value,” which shall mean for the purposes of this Section the closing composite transactions listing on the date the Witholding Tax is determined (or such other meaning as the Committee may hereafter adopt).

6.                                       Acknowledgment.  The Grantee hereby acknowledges prior receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof as the same may be amended from time to time.  The Grantee hereby acknowledges that s/hehas reviewed the Plan and this Agreement and understands his or her rights and obligations thereunder and hereunder.  The Grantee also acknowledges that s/hehas been provided with such information concerning the Company, the Plan and this Agreement as s/he and his or her advisors have requested.

7.                                       Share Issuance, Etc.

7.1                                 Certificates (or an “electronic “book entry” on the books of the Company’s stock transfer agent) representing the Performance Shares shall be issued and held by the Company (or its stock transfer agent) in escrow (together with any stock transfer powers which the Company may request of Grantee) and shall remain in the custody of the Company (or its stock transfer agent) until (i) their delivery to the Grantee or his/her estate as set forth in Section 7.2 hereof, or (ii) their forfeiture and transfer to the Company as set forth in Section 2.2 hereof. The appointment of an independent escrow agent shall not be required.

7.2                                 (a)                                  Subject to paragraph (b) of this Section 7.2, certificates (or an electronic “book entry”) representing those Performance Shares in respect of which the Transfer Restrictions have lapsed pursuant to Section 3.1 hereof shall be delivered to the Grantee as soon as practicable following the Lapse Date, subject to the application of Section 5 above.

(b)                                 Certificates (or an electronic “book entry”) representing those Performance Shares in respect of which the Transfer Restrictions have lapsed pursuant to Section 3.1(b) upon the Grantee’s death shall be delivered to the executors or administrators of the Grantee’s estate as soon as practicable following the Lapse Date and the Company’s receipt of notification of the Grantee’s death, accompanied by an official death certificate, subject to the application of Section 5 above.

(c)                                  The Grantee, or the Legal Representative, as the case may be, may receive, hold, sell or otherwise dispose of those Performance Shares delivered to him or her pursuant to paragraphs (a) or (b) of this Section 7.2 free and clear of the Transfer Restrictions, but subject to compliance with all federal and state securities laws.

7.3                                 (a)                                  Each stock certificate issued pursuant to Section 7.1 shall bear a legend in substantially the following form:

This certificate and the shares of stock represented hereby are subject to the terms and conditions applicable to an Other Share-Based Award contained in the 2004 Stock Incentive Plan (the “Plan”) and a Performance Share Agreement (the “Agreement”) between the Company and the registered owner of the shares represented hereby. Release from such terms and conditions shall be made only in accordance with the provisions of the Plan(s) and the Agreement, copies of which are on file in the office of the Secretary of the Company.

(b)                                 As soon as practicable following a Lapse Date, the Company shall issue a new certificate (or electronic “book entry”) for shares of the Restricted Stock which have become non-forfeitable in relation to such Lapse Date (subject to section 5 above), which new certificate (or electronic “book entry”) shall not bear the legend set forth in paragraph (a) of this Section 7.3 and shall be delivered in accordance with Section 7.2 hereof.

8.                                       Adjustments Upon Change in Capitalization.  If, by operation of Section 10 of the Plan, the Grantee shall be entitled to new, additional or different shares of stock or securities of the Company or any successor corporation or entity or other property, such new, additional or different shares or other property shall thereupon be subject to all of the conditions and restrictions which were applicable to the Performance Shares immediately prior to the event and/or transaction that gave rise to the operation of Section 10 of the Plan

9.                                       Prohibition Against Certain Activities.

9.1                                 Restricted Activities. The Grantee understands that the Company is granting to the Grantee the Performance Shares to reward the Grantee for the Grantee’s future efforts and loyalty to the Company and its Affiliates by giving the Grantee the opportunity to participate in the equity of the Company.  Accordingly, the Grantee agrees that: (a) s/he will not at any time during his/her employment with the Company or any Affiliate, or after any Termination, directly or indirectly disclose or furnish to any other person or use for his/her own or any other person’s account any confidential or proprietary knowledge or any other information which is not a matter of public knowledge obtained during the entire course of his/her employment with, or other performance of services for, the Company or any Affiliate or any predecessor of any of the foregoing, no matter from where or in what manner the Grantee may have acquired such knowledge or information, and s/he shall retain all such knowledge and information in trust for the benefit of the Company, its Affiliates and the successors and assigns of any of them; (b) if s/he is Terminated, s/he will not for two years following the Termination directly or indirectly solicit for employment, including without limitation recommending to any subsequent employer the solicitation for employment of, any person who at the time of the solicitation is employed by the Company or any Affiliate  (a “Dept. 56 Employee”) (it being understood that, if the Grantee becomes affiliated with another person (the “Successor”) and the Successor solicits for employment a Dept. 56 Employee, it shall not constitute a solicitation hereunder if the Grantee does not solicit, recommend to the Successor, or otherwise bring to the attention of the Successor, the Dept. 56 Employee); and (c) s/he will not at any time during his/her employment or after any Termination publish any statement or make any statement (under circumstances reasonably likely to become public or that s/he might reasonably expect to become public) critical of the Company or any Affiliate, or in any way adversely affecting or otherwise maligning the business or reputation of the Company or any of its Affiliates or any of their respective officers, directors or employees (any activity described in clause (a), (b) or (c) of this sentence being herein referred to as a “Prohibited Activity”).  In addition, accordingly, the Grantee agrees that s/he will not at any time during his/her employment with the Company or any Affiliate or the twelve (12) months thereafter (including any period following Termination during or in respect of which s/he is receiving any severance payment) engage in any Competitive Activity (as defined below) anywhere in the world (including, without limitation, anywhere in the United States of America, the United Kingdom, Hong Kong, China or Taiwan).

The term “Competitive Activity” shall mean engaging in any of the following activities:  (a) directly or indirectly through one or more intermediaries controlling any Competitor (as defined below) or owning any equity or debt interests in any Competitor (other than equity or debt interests which are publicly traded and do not exceed 2% of the particular class of interests outstanding); (b) directly or indirectly soliciting, diverting, taking away, appropriating or otherwise interfering with any of the employees or customers of the Company or any Affiliate; or (c) employment by (including serving as an officer or director of), or providing consulting or other services to, any Competitor.  The term “Competitor” means any person who derives significant revenues, income or reputational gain from producing, selling, designing, dealing or otherwise conducting commercial activity in, with or pertaining to, miniature decorative or collectible buildings or coordinated “village” accessories, figurines or general decorative giftware products.

9.2                                 Right to Terminate; Disgorgement.  The Grantee understands that the Company is granting to the Grantee the Performance Shares to reward the Grantee for the Grantee’s future efforts and loyalty to the Company and its Affiliates by giving the Grantee the opportunity to participate in the equity of the Company.  Accordingly, if the Grantee: (a) engages in any Prohibited Activity; (b) engages in any Competitive Activity; or (c) is convicted of a crime against the Company or any Affiliate, then, in addition to any other rights and remedies available to the Company, the Company shall be entitled, in its sole discretion and irrespective whether a Lapse Date has occurred, to require upon written demand the forfeiture of (and the Grantee shall be obligated upon such written demand to repay) the Performance Shares to the Company (including any net cash proceeds from the sale of any Performance Shares effected by the Grantee).

DEPARTMENT 56, INC.

By:
Grantee: [Name]